UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PAVMED INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PAVMED INC.

360 Madison Avenue, 25th Floor

New York, New York 10017

ADDITIONAL INFORMATION

REGARDING

SPECIAL MEETING OF STOCKHODERS

TO BE HELD ON JANUARY 15, 2025

To the Stockholders of PAVmed Inc.:

This letter, dated January 7, 2025 (this “Supplement”), supplements the proxy statement (the “Proxy Statement”) of PAVmed Inc. (the “Company”), dated December 6, 2024, being furnished to shareholders of the Company in connection with the solicitation by the Company’s board of directors (the “Board”) of proxies to be voted at the special meeting of stockholders (the “Special Meeting”) to be held on January 15, 2025 at 10:00 a.m., Eastern time. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about January 7, 2025.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

As you are aware, the Special Meeting will be held on January 15, 2025, at 10:00 a.m., Eastern time, solely over the Internet by means of a live audio webcast. The purpose of this Supplement is to update information contained in the Proxy Statement relating to the characterization of the proposals as non-routine matters.

Background Regarding Routine and Non-Routine Matters

If you are a beneficial owner and do not provide your bank, broker or other nominee with voting instructions and do not obtain a legal proxy, under the rules of various national and regional securities exchanges, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the bank, broker or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Revised Characterization of the Proposals

The Proxy Statement indicated that each of the Debt Exchange Proposal, the Securities Purchase Proposal, the Authorized Capital Proposal and the Adjournment Proposal was expected to be treated as a routine proposal. The Company has been advised, however, that each of the proposals will be treated as a non-routine proposal.

Accordingly, the Company is hereby revising the information in the Proxy Statement to state that each of the proposals is a non-routine proposal for which banks, brokers, trustees and other nominees will not be permitted to exercise discretion to vote uninstructed shares. The Company hereby revises the second paragraph in the section of the Proxy Statement entitled “Introduction—What happens if I do not provide voting instructions to my bank, broker or other nominee?” to read as follows:

The Company has been advised that each of the Debt Exchange Proposal, the Securities Purchase Proposal, the Authorized Capital Proposal and the Adjournment Proposal will be considered a non-routine proposal. Because all the proposals are non-routine, a bank, broker or other nominee that does not receive specific voting instructions from you may not vote your shares in its discretion on any of the proposals. As a result, broker non-votes likely will not occur, because a bank, broker or other nominee who does not receive specific voting instructions likely will not submit a proxy. In the unlikely event that a bank, broker or other nominee receives specific voting instructions with respect to some, but not all, of the proposals, broker non-votes may occur with respect to such other proposals.

The Company also hereby revises the sole paragraph in the section of the Proxy Statement entitled “Introduction— What constitutes a quorum?” to read as follows:

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions are voted neither “FOR” nor “AGAINST” a matter but are counted in the determination of a quorum. Similarly, a broker non-vote may occur with respect to shares held in street name, when the bank, broker or other nominee is not permitted to vote such stock on a particular matter as described above. The shares subject to a proxy which are not being voted on a particular non-routine matter because of a broker non-vote will not be considered shares present and entitled to vote on the matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the Special Meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

* * * * * * * * * *

Your vote is important no matter how many shares you own. Whether or not you expect to attend the meeting virtually, please submit a proxy electronically by Internet by following the instructions in the Proxy Statement or complete, sign and date the proxy card accompanying the Proxy Statement and return it promptly in the enclosed postage paid reply envelope. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the meeting by following the procedures described in the Proxy Statement.

Sincerely,

/s/ Lishan Aklog, M.D.
Lishan Aklog, M.D.
Chief Executive Officer and Chairman of the Board

January 7, 2025

New York, New York